Exhibit 23.2.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Athene Holding Ltd. of our report dated May 6, 2016, except for the effects of the revision discussed in Note 2 (not presented herein) to the consolidated financial statements appearing in the F pages of the Company’s Amendment No. 6 to Form S-1, as to which the date is October 25, 2016, relating to the financial statements and financial statement schedules of Athene Holding Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Ltd.

Chartered Professional Accountants

March 16, 2017